EXHIBIT 23.2

[Letterhead of PETERSON SULLIVAN PLLC]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of SARS Corporation of our report dated January 9, 2008, except as it relates to the restatement described in Note 12 to the consolidated financial statements, for which the date is February 18, 2008, on our audit of the consolidated balance sheets of SARS Corporation as of September 30, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended September 30, 2007, and for the nine months ended September 30, 2006, and to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated January 9, 2008, except as it relates to the restatement described in Note 12 to the consolidated financial statements, for which the date is February 18, 2008, contains an explanatory paragraph that states that SARS Corporation incurred significant losses and has an accumulated deficit of approximately $20.9 million at September 30, 2007.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding those matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Our report also contains an explanatory paragraph that states that, as discussed in Note 12, the accompanying consolidated financial statements have been restated.

/S/ PETERSON SULLIVAN PLLC

March 6, 2008
Seattle, Washington